Exhibit 1.2

EXCHANGE AGREEMENT dated as of                  , 2011 (this “Agreement”), among SUNOCO, INC., a Pennsylvania corporation (“Sunoco”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (the “Investment Entity”), and, solely with respect to Sections 4(b) and 5 through 15 hereof, SUNCOKE ENERGY, INC., a Delaware corporation and a direct, wholly owned subsidiary of Sunoco (“SunCoke”).

WHEREAS, pursuant to (i) a Separation and Distribution Agreement (the “Separation and Distribution Agreement”), dated as of                 , 2011, between Sunoco and SunCoke, and (ii) the Ancillary Agreements (as defined in the Separation and Distribution Agreement), Sunoco and SunCoke agreed to engage in the Separation Transactions pursuant to which, among other things:

(a) certain assets related to the businesses and operations of Sunoco’s cokemaking and coal mining businesses (the “SunCoke Assets”) will be transferred to SunCoke or one of its subsidiaries;

(b) certain liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the SunCoke Assets, and other liabilities related to the businesses and operations of Sunoco’s cokemaking and coal mining businesses (the “SunCoke Liabilities”) will be retained by or transferred to SunCoke or one of its subsidiaries; and

(c) other assets and liabilities (including whether accrued, contingent or otherwise) other than the SunCoke Assets and SunCoke Liabilities will be retained by or transferred to Sunoco or one of its subsidiaries;

WHEREAS, on                 , 2011, the Investment Entity acquired certain debt obligations of Sunoco and as of the date hereof continues to own such debt obligations;

WHEREAS, Sunoco desires to transfer certain shares of SunCoke common stock and cash to the Investment Entity in exchange for the debt obligations of Sunoco;

WHEREAS, the Investment Entity desires to transfer the debt obligations of Sunoco held by it in exchange for the SunCoke common stock and cash; and

WHEREAS, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters (collectively, the “Underwriters”) the Investment Entity, SunCoke and Sunoco have entered into an underwriting agreement dated the date hereof (the “Underwriting Agreement”) for the initial public offering of the shares of SunCoke Common Stock.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

“Business Day” shall mean those days on which both the New York Stock Exchange and banking institutions located in New York City are open for trading or banking, as the case may be, in the ordinary course of business.

“First Exchange Closing Date” shall mean the date on which the First Exchange Closing occurs.

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

2. The First Exchange and the Optional Exchange(s). (a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the First Exchange Closing (as defined below), (i) Sunoco shall transfer to the Investment Entity the number of shares of SunCoke Common Stock set forth opposite the Investment Entity’s name on Schedule I hereto (the “Firm Shares”), and the Investment Entity shall accept the Firm Shares, (ii) Sunoco shall pay to the Investment Entity an amount of cash set forth opposite the Investment Entity’s name on Schedule I hereto (the “Firm Cash”), and the Investment Entity shall accept the Firm Cash, and (iii) the Investment Entity shall transfer to Sunoco the debt obligations of Sunoco set forth opposite the Investment Entity’s name on Schedule II hereto (the “Firm Sunoco Debt”), and Sunoco shall accept the Firm Sunoco Debt (the transactions described in clauses (i), (ii) and (iii), collectively, the “First Exchange”).

(b) The closing of the First Exchange (the “First Exchange Closing”) shall occur at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the fourth Business Day subsequent to the date of this Agreement (or at such other place or time as may be agreed upon by Sunoco and the Investment Entity), subject to satisfaction (or waiver) of the conditions set forth in Section 5 of this Agreement. At the First Exchange Closing, (i) Sunoco shall transfer the Firm Shares to the Investment Entity, and the Investment Entity shall accept the Firm Shares, through the facilities of The Depository Trust Company (“DTC”) or as otherwise agreed by Sunoco and the Investment Entity, (ii) Sunoco shall pay to the Investment Entity the Firm Cash set forth opposite the Investment Entity’s name on Schedule I hereto, and the Investment Entity shall accept the Firm Cash, through the account specified in Schedule I hereto or as otherwise agreed by Sunoco and the Investment Entity, and (iii) the Investment Entity shall transfer the Firm Sunoco Debt to Sunoco, and Sunoco shall accept the Firm Sunoco Debt, through the facilities of DTC or as otherwise agreed by the Investment Entity and Sunoco.

(c) In addition, Sunoco agrees, at the option of the Underwriters, to exchange the total number of shares of SunCoke Common Stock set forth opposite the Investment Entity’s name on Schedule III hereto (the “Optional Shares,” together with the Firm Shares, the “Shares”) and the total amount of cash set forth opposite the Investment Entity’s name on Schedule III (the “Optional Cash”) in accordance with this paragraph (c) and paragraph (d) below. Upon written notice (an “Overallotment Exercise

Notice”) from the Investment Entity given to Sunoco from time to time not more than 30 days subsequent to the date hereof, which notice shall state the principal amount of debt obligations of Sunoco to be exchanged (which may be all or less than all of the debt obligations of Sunoco set forth opposite the Investment Entity’s name on Schedule IV hereto (the total principal amount of all debt obligations of Sunoco set forth in Schedule IV hereto, the “Optional Sunoco Debt” and, together with the Firm Sunoco Debt, the “Sunoco Debt”)), subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement at each Optional Closing Date (as defined below) (i) Sunoco shall transfer to the Investment Entity a number of Optional Shares (rounded down to the nearest whole share) equal to (x) the number of all Optional Shares set forth in Schedule III hereto multiplied by (y) a fraction (the “Optional Fraction”), the numerator of which is the principal amount of Optional Sunoco Debt specified in the Overallotment Exercise Notice to be exchanged by the Investment Entity and the denominator of which is the total principal amount of Optional Sunoco Debt, and the Investment Entity shall accept such Optional Shares, (ii) Sunoco shall pay to the Investment Entity an amount of cash (rounded to the nearest penny) equal to (x) the amount of Optional Cash set forth opposite the Investment Entity’s name on Schedule III hereto multiplied by (y) the Optional Fraction (rounded to the nearest penny), and the Investment Entity shall accept such Optional Cash, and (iii) the Investment Entity shall transfer to Sunoco the principal amount of Optional Sunoco Debt specified in the Overallotment Exercise Notice to be exchanged by the Investment Entity, and Sunoco shall accept such Optional Sunoco Debt (the transactions described in clauses (i), (ii) and (iii), collectively, the “Optional Exchange”). Notwithstanding the foregoing, the aggregate number of shares of SunCoke Common Stock to be included in any one or more Optional Exchanges shall in no event exceed the total number of Optional Shares set forth in Schedule III hereto, the aggregate amount of cash to be included in one or more Optional Exchanges shall in no event exceed the total amount of Optional Cash set forth in Schedule III hereto and the total amount of Optional Sunoco Debt to be exchanged in any one or more Optional Exchanges shall in no event exceed the total Optional Sunoco Debt amount set forth on Schedule IV hereto.

(d) Each time for the exchange of Optional Shares and Optional Cash for Optional Sunoco Debt as contemplated by paragraph (c) above, being herein referred to as an “Optional Closing Date”, which may be the First Exchange Closing Date (the First Exchange Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be the fourth full Business Days after an Overallotment Exercise Notice is given. At any Optional Exchange Closing (as defined below), (i) Sunoco shall transfer the applicable Optional Shares to the Investment Entity, and the Investment Entity shall accept such Optional Shares, through the facilities of DTC or as otherwise agreed by Sunoco and the Investment Entity, (ii) Sunoco shall transfer the applicable Optional Cash to the Investment Entity, and the Investment Entity shall accept such Optional Cash, through and the account specified in Schedule III hereto or as otherwise agreed by Sunoco and the Investment Entity, and (iii) the Investment Entity shall transfer the applicable Optional Sunoco Debt to Sunoco, and Sunoco shall accept such Optional Sunoco Debt, through the facilities of DTC or as otherwise agreed by the Investment Entity and Sunoco. The closing of an Optional Exchange is herein referred to as an “Optional Exchange Closing.”

3. Assignment of Rights by Sunoco and the Investment Entity. Effective as of the First Exchange Closing (with respect to Firm Shares and the Firm Sunoco Debt) and as of any Optional Exchange Closing (with respect to the Optional Shares and Optional Sunoco Debt to be exchanged, if any), (a) Sunoco hereby assigns to the Investment Entity all its rights arising out of or in respect of the Firm Shares and any Optional Shares, and the Investment Entity hereby consents to such assignment and (b) the Investment Entity hereby assigns to Sunoco all its rights arising out of or in respect of the Firm Sunoco Debt and any Optional Sunoco Debt, and Sunoco hereby consents to such assignment.

4. Representations and Warranties. (a) Sunoco hereby represents and warrants to the Investment Entity that:

(i) no consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by Sunoco for the consummation by Sunoco of the Separation Transactions or the transactions contemplated by this Agreement, the Underwriting Agreement and each of the other Transaction Documents in connection with the exchange of Shares and cash for Sunoco Debt and the initial public offering of SunCoke, except (A) such as have been obtained or made under the Act and such as may be required under state securities laws (including “blue sky” laws) or the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (B) such as will have been obtained or made on or prior to the Closing Date in connection with the Plan of Reorganization (as defined in the Separation and Distribution Agreement), which are part of the Separation Transactions and (C) with respect to the Separation and Distribution Agreement, for such consents, approvals, authorizations, orders, filings or registrations as would not adversely affect the Investment Entity and as would not have a Material Adverse Effect;

(ii) the execution, delivery and performance by Sunoco of this Agreement, the Underwriting Agreement and each of the other Transaction Documents, the Separation Transactions, the exchange of Shares and cash for Sunoco Debt and the sale of Shares in the initial public offering will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any Lien (as defined below) upon any property or assets of Sunoco or any of its subsidiaries pursuant to, (1) the charter or by-laws (or similar organizational documents) of Sunoco or any of its subsidiaries, (2) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Sunoco or any of its subsidiaries or any of their properties, or (3) any agreement or instrument to which Sunoco or any of its subsidiaries is a party or by which Sunoco or any of its subsidiaries is bound or to which any of the properties of Sunoco or any of its subsidiaries is subject, except with respect to clauses (2) and (3) for such breaches, violations, defaults, or Liens that, individually or in the aggregate, would not have a Material Adverse Effect and would not result in a prospective Material Adverse Effect; a “Debt Repayment Triggering Event”

means, with respect to any person, any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion, which amount is material to such person, of such indebtedness by such person or any of its subsidiaries;

(iii) this Agreement, the Underwriting Agreement and each of the other Transaction Documents have been duly authorized by all necessary corporate action of Sunoco; this Agreement, the Underwriting Agreement and each of the other Transaction Documents have been duly executed and delivered by Sunoco, and with respect to this Agreement, assuming the valid authorization, execution and delivery by the Investment Entity, constitute the valid and binding obligation of Sunoco, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and public policy with respect to rights to indemnity and contribution;

(iv) Sunoco has been duly incorporated and is existing and in good standing under the laws of the Commonwealth of Pennsylvania with power and authority (corporate and other) to own its properties and conduct its business as now owned and conducted and to exchange the Shares and cash for Sunoco Debt and consummate the initial public offering; and Sunoco is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect and would not result in a prospective Material Adverse Effect;

(v) each “significant subsidiary” of Sunoco (as such term is defined in Rule 1-02 of Regulation S-X) has been duly incorporated or formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as now owned and conducted; and each subsidiary of Sunoco is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, in each case, except where the absence of such qualification, individually or in the aggregate, would not have a Material Adverse Effect and would not result in a prospective Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of Sunoco has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by Sunoco, directly or through subsidiaries, is owned free from Liens that would materially affect the value thereof;

(vi) Sunoco is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all material agreements,

except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect and would not result in a prospective Material Adverse Effect;

(vii) on the date hereof and immediately prior to the First Exchange and any Optional Exchange, Sunoco will have valid, unencumbered and marketable title to the applicable Shares to be thereby exchanged, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (collectively “Liens”). Upon the First Exchange and upon any Optional Exchange, in each case, done in accordance with Section 2, good, valid and unencumbered title to the Shares shall pass to the Investment Entity, free and clear of any Liens, other than those arising from acts of any Investment Entity or its affiliates. Other than this Agreement, the Underwriting Agreement and the Separation Agreements, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares; when the Firm Shares are transferred to the Investment Entity at the First Exchange Closing in exchange for the applicable Firm Sunoco Debt, and when any Optional Shares are transferred to the Investment Entity at any Optional Exchange Closing in exchange for the applicable Optional Sunoco Debt, (A) the Shares will have been duly and validly authorized and issued, and fully paid and non-assessable and (B) the Shares will have been approved for listing on the New York Stock Exchange;

(viii) Sunoco has received the Private Letter Ruling (as defined in the Separation and Distribution Agreement) (the “IRS Ruling”); and

(ix) Sunoco has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement, the Underwriting Agreement and each of the other Transaction Documents, and Sunoco has not relied on the Investment Entity or the Investment Entity’s legal counsel or other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement, the Underwriting Agreement or each of the other Transaction Documents.

(b) SunCoke hereby represents and warrants to the Investment Entity that:

(i) no consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by SunCoke for the consummation by SunCoke of the Separation Transactions or the transactions contemplated by this Agreement, the Underwriting Agreement and each of the other Transaction Documents in connection with the exchange of Shares and cash for Sunoco Debt and the initial public offering, except (A) such as have been obtained or made under the Act and such as may be required under state securities laws (including “blue sky” laws) or the rules and regulations of FINRA, (B) such as will have been obtained or made on or prior to the Closing Date in connection with the Plan of Reorganization (as defined in the Separation and Distribution Agreement), which are part of the Separation Transactions and (C) with respect to the Separation and Distribution Agreement, for such consents, approvals, authorizations, orders, filings or registrations as would not adversely affect the Investment Entity and would not have a Material Adverse Effect;

(ii) this Agreement, the Underwriting Agreement and each of the other Transaction Documents have been duly authorized by all necessary corporate action of SunCoke; this Agreement, the Underwriting Agreement and each of the other Transaction Documents have been duly executed and delivered by SunCoke, and with respect to this Agreement, assuming the valid authorization, execution and delivery by the Investment Entity, constitute the valid and binding obligation of SunCoke, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and public policy with respect to rights to indemnity and contribution;

(iii) SunCoke has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware with power and authority (corporate and other) to own its properties and conduct its business as now owned and conducted and to exchange the Shares for Sunoco Debt and consummate the initial public offering; and SunCoke is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the absence of such qualification, individually or in the aggregate, would not have a Material Adverse Effect and would not result in a prospective Material Adverse Effect;

(iv) each “significant subsidiary” of SunCoke (as such term is defined in Rule 1-02 of Regulation S-X) has been duly incorporated or formed and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as now owned and conducted; and each subsidiary of SunCoke is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, in each case, except where the absence of such qualification, individually or in the aggregate, would not have a Material Adverse Effect and would not result in a prospective Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of SunCoke has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by SunCoke, directly or through subsidiaries, is owned free from Liens that would materially affect the value thereof; and

(v) when the Firm Shares are transferred to the Investment Entity at the First Exchange Closing in exchange for the Firm Sunoco Debt, and when any

Optional Shares are transferred to the Investment Entity at any Optional Exchange in exchange for the applicable Optional Sunoco Debt, (A) the Shares have been duly and validly authorized and issued, and fully paid and non-assessable and (B) the Shares will have been approved for listing on the New York Stock Exchange.

(c) The Investment Entity hereby represents and warrants to Sunoco that:

(i) no consent, approval, authorization, or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Investment Entity for the consummation by the Investment Entity of the transactions contemplated by this Agreement in connection with the exchange of Shares and cash for Sunoco Debt and the initial public offering, except such as have been obtained or made under the Act and such as may be required under state securities laws (including “blue sky” laws) or the rules and regulations of FINRA;

(ii) the execution, delivery and performance of this Agreement, the exchange of Shares and cash for Sunoco Debt and the sale of shares by the Investment Entity in the initial public offering will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any Lien upon any property or assets of the Investment Entity pursuant to (1) any statute, rule, regulation or order of any governmental agency or body or any court, having jurisdiction over the Investment Entity or any of its properties, (2) any agreement or instrument to which the Investment Entity is a party or by which the Investment Entity is bound or to which any of the properties of the Investment Entity is subject, or (3) the charter or bylaws of the Investment Entity, except with respect to clauses (1) and (2) where such breaches, violations, defaults, or Liens that, individually or in the aggregate, would not have a material adverse effect and would not result in a prospective material adverse effect on the financial condition, results of operations, business or properties of the Investment Entity and its subsidiaries, take as a whole;

(iii) this Agreement has been duly authorized by all necessary corporate action of the Investment Entity; this Agreement has been duly executed and delivered by the Investment Entity, assuming the valid authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Investment Entity enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and public policy with respect to rights to indemnity and contribution;

(iv) the Investment Entity has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with power and authority (corporate and other) to own its properties and conduct its business as now owned and conducted and to exchange the Shares and cash for Sunoco Debt and sell shares in the initial public offering;

(v) the Investment Entity is in compliance with all laws, regulations and orders of any governmental authority applicable to its performance of its obligations hereunder, except where the failure to do so, individually or in the aggregate, would not have a material adverse effect and would not result in a prospective material adverse effect on the financial condition, results of operations, business or properties of the Investment Entity and its subsidiaries, take as a whole;

(vi) the Investment Entity has good and valid title to the applicable Firm Sunoco Debt and Optional Sunoco Debt, free and clear of any Liens. Upon the First Exchange (with respect to Firm Sunoco Debt) and upon any Optional Exchange (with respect to Optional Sunoco Debt), in each case done in accordance with Section 2, good and valid title to the applicable Sunoco Debt to be thereby exchanged by the Investment Entity shall pass to Sunoco, free and clear of any Liens, other than those arising from acts of Sunoco. To the knowledge of the Investment Entity, other than this Agreement, no Sunoco Debt is subject to any contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition of the Sunoco Debt;

(vii) the Investment Entity acquired the Sunoco Debt as principal for its own account on                     , 2011, and has held the Sunoco Debt as principal for its own account since that date. The Investment Entity acquired no additional Sunoco Debt during the five calendar-day period ending on the date hereof. In the case of any Sunoco Debt to be exchanged pursuant hereto, the Investment Entity will continue to own such Sunoco Debt as principal for its own account until such time as the debt is exchanged pursuant hereto. At least 14 days will have elapsed between the date on which the Investment Entity acquired the Firm Sunoco Debt as principal for its own account and the First Exchange Closing Date. At least 14 days will have elapsed between the date on which the Investment Entity acquired the Optional Sunoco Debt as principal for its own account and each Optional Closing Date; and

(viii) other than this Agreement, the Investment Entity has not entered into any arrangements with respect to the Sunoco Debt with Sunoco, SunCoke or any of their affiliates.

5. Conditions. (a) The obligations of the Investment Entity to exchange Sunoco Debt for Shares and cash at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(i) Sunoco shall have furnished to the Investment Entity opinions of (A) Wachtell, Lipton, Rosen & Katz, special counsel to Sunoco and (B) Drinker Biddle & Reath LLP, special Pennsylvania counsel to Sunoco, each dated the applicable Closing Date in the forms of Exhibits A-1 and A-2 hereto;

(ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable;

(iii) (A) the representations and warranties of Sunoco in this Agreement shall be true and correct in all material respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) Sunoco shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) Sunoco shall have furnished to the Investment Entity a certificate of Sunoco in a form reasonably satisfactory to the Investment Entity, signed by a Vice President or Treasurer of Sunoco, in his or her capacity as an officer of the Company and not in his or her individual capacity, and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;

(iv) (A) the representations and warranties of SunCoke in this Agreement shall be true and correct in all material respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date; (B) SunCoke shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) SunCoke shall have furnished to the Investment Entity a certificate of SunCoke in a form reasonably satisfactory to the Investment Entity, signed by a Vice President or Treasurer of SunCoke and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;

(v) the IRS Ruling shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date, and the facts and representations made by Sunoco pursuant to such private letter ruling (as the same may be supplemented from time to time prior to the applicable Closing Date) shall continue to be true in all material respects as of the applicable Closing Date;

(vi) the Underwriting Agreement has been duly executed and delivered and shall remain in full force and effect and all of the conditions to the obligations of the Underwriters to purchase and pay for the Shares as set forth in the Underwriting Agreement shall have been satisfied without giving effect to any waiver of conditions or amendments not consented to by the Investment Entity; and

(vii) the Separation Transactions contemplated to have occurred as of the applicable Closing Date shall have been completed in accordance with the terms of the Separation and Distribution Agreement and the other Transaction

Documents without giving effect to any waiver of conditions or amendments not consented to by the Investment Entity.

In the event that any of the conditions set forth in this clause (a) shall not have been fulfilled (or waived by the Investment Entity) on the First Exchange Closing Date, this Agreement may be terminated by the Investment Entity by delivering a written notice of termination to Sunoco and SunCoke. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement, including Sections 5, 9 and 10 thereof, shall not be affected by any such termination of this Agreement.

(b) The obligations of Sunoco to exchange Shares and cash for Sunoco Debt at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(i) the Investment Entity shall have furnished to Sunoco an opinion of (A) Homburger AG, special Swiss counsel to the Investment Entity and (B) Maples and Calder, special Cayman Islands counsel to the Investment Entity, each dated the applicable Closing Date in the forms of Exhibits B-1 and B-2 hereto;

(ii) (A) the representations and warranties of the Investment Entity in this Agreement shall be true and correct in all material respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (B) the Investment Entity shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (C) the Investment Entity shall have furnished to Sunoco a certificate of the Investment Entity in form reasonably satisfactory to Sunoco, signed by an authorized officer and dated the applicable Closing Date, to the effect set forth in clauses (A) and (B) above;

(iii) the IRS Ruling shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;

(iv) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable;

(v) the Investment Entity shall have delivered to Sunoco all IRS forms necessary to establish that Sunoco is not under any obligation to withhold taxes of the Investment Entity with respect to the transactions contemplated by this Agreement; and

(vi) all of the conditions to the obligations of the Selling Stockholder to deliver SunCoke Common Stock upon payment therefor on the Closing Date as set forth in the Underwriting Agreement shall have been satisfied.

In the event that any of the conditions set forth in this clause (b) shall not have been fulfilled (or waived by Sunoco) on the First Exchange Closing Date, this Agreement may be terminated by Sunoco by delivering a written notice of termination to the Investment Entity and SunCoke. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement, including Sections 5, 9 and 10 thereof, shall not be affected by any such termination of this Agreement.

6. Termination of Agreement. This Agreement may be terminated by the Investment Entity by delivering written notice of termination to Sunoco and SunCoke at any time prior to the First Exchange Closing or any Optional Closing, if after the signing of this Agreement there shall have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of SunCoke and its subsidiaries, taken as a whole which, in the judgment of the Investment Entity, is material and adverse and makes it impractical or inadvisable to market the shares of SunCoke Common Stock; (ii) any downgrading in the rating of any debt securities of SunCoke by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of SunCoke (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Investment Entity impractical to proceed with the offering, sale or delivery of, or to enforce contracts for the sale of, the shares of SunCoke Common Stock, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange and NASDAQ or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of SunCoke on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Investment Entity, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the offering, sale or delivery of the shares of SunCoke Common Stock or to enforce contracts for the sale of the shares of SunCoke Common Stock.

7. Relationship of Parties. All acquisitions of Sunoco Debt by the Investment Entity, all exchanges of Sunoco Debt for Shares and cash by the Investment Entity pursuant to this Agreement, all distributions by the Investment Entity of Shares and all other acts or omissions of the Investment Entity in connection with this

Agreement, are for the Investment Entity’s own account and not for the account of Sunoco. No principal-agent relationship is, nor is intended to be, created between Sunoco and any Investment Entity by any of the provisions of this Agreement. Each of Sunoco and SunCoke acknowledges and agrees that the Investment Entity is acting solely in the capacity of an arm’s length contractual counterparty to Sunoco and SunCoke with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering under the Underwriting Agreement) and not as a financial advisor or fiduciary to, or an agent of, Sunoco, SunCoke or any other person.

8. Public Announcements. No public release, announcement or other public disclosure concerning the First Exchange or any Optional Exchange shall be issued by Sunoco, SunCoke or any Investment Entity without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or other public disclosure.

9. Survival of Provisions. The respective agreements, representations, warranties and other statements of Sunoco or its officers, the Investment Entity or its officers and SunCoke or its officers, in each case set forth in or made pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of the Investment Entity, Sunoco or SunCoke, and shall survive the First Exchange Closing and any Optional Closing.

10. Notices. All communications hereunder shall be in writing and addressed to the applicable party at its address set forth below or to such other address as such party may specify in writing:

(a) if to the Investment Entity, to them at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010-3629

Attention: c/o Helena Willner, Esq.

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10021

Attention:	Joshua N. Korff, Esq.
Michael Kim, Esq.

Facsimile No.: (212) 474-3700

(b) if to Sunoco, to it at:

Sunoco, Inc.

1818 Market Street, Suite 1500

Philadelphia, PA 19103

Attention:	Stacy L. Fox, Esq.
Senior Vice President and General Counsel

Facsimile No.: (215) 977-3409

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	David A. Katz, Esq.
David K. Lam, Esq.

Facsimile No.: (212) 403-2000

(c) if to SunCoke, to it at:

SunCoke Energy, Inc.

1011 Warrenville Road, 6th Floor

Lisle, IL 60532

Attention:	Denise R. Cade, Esq.
Senior Vice President and General Counsel

Facsimile No.: (630) 824-1001

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	David A. Katz, Esq.
David K. Lam, Esq.

Facsimile No.: (212) 403-2000

All communications hereunder shall be effective upon receipt and any such communication shall be deemed received (i) in the case of delivery by U.S. mail, on the date that such communication shall have been delivered to the recipient thereof, (ii) in the case of delivery by receipted delivery service, on the date and at the time that such communication shall have been delivered to the recipient thereof, as evidenced by the delivery service receipt therefor or (iii) in the case of delivery by a facsimile transmission, on the date and at the time that such communication shall have been delivered to the recipient thereof, as evidenced by the facsimile equipment confirmation.

11. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person shall have any right or obligation hereunder.

12. Fees and Expenses. Sunoco will pay any documented regulatory filing fees and documented and reasonable fees and disbursements of special Swiss counsel and special Cayman Islands counsel for the Investment Entity. Except as otherwise expressly provided in this Agreement, each party hereto shall pay all of its own costs and expenses, (including the fees of its own counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

15. Counterparts; Third-Party Beneficiaries. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

[This space intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SUNOCO, INC.,

by
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by
Name:
Title:

by
Name:
Title:

As to Sections 4(b) and 5 through 15 only:

SUNCOKE ENERGY, INC.

by
Name:
Title:

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